Exhibit 99.1

IMPORTANT NOTICE

To the Directors and Executive Officers of First M&F Corporation
In connection with the
Merchants & Farmers Bank Profit and Savings Plan

In connection with the merger of First M&F Corporation (the “Company”) into Renasant Corporation effective September 1, 2013, common stock, $5.00 par value per share, issued by the Corporation (“First M&F Stock”) will be converted to common stock, $5.00 par value per share, issued by Renasant Corporation (“Renasant Stock”). As a consequence, the Plan Administrator of the Merchants & Farmers Bank Profit and Savings Plan (the “Plan”) will temporarily suspend the ability of all Plan participants to direct or diversify amounts invested in First M&F Stock or take loans or other withdrawals from the Plan. This temporary suspension is referred to as a “Plan Blackout Period.” If you are a participant in the Plan, you should also receive a notice informing you of the Plan Blackout Period that is scheduled to begin at 1:00 p.m. Central time on August 26, 2013, and end the week of September 9, 2013.

The Company is required to provide this Notice to you in order to comply with Section 306(a) of the Sarbanes-Oxley Act of 2002 (the “Act”), which applies to executive officers and directors of the Company. The purpose of this Notice is to inform you that pursuant to Section 306(a) of the Act and Securities and Exchange Commission Regulation BTR (Blackout Trading Restriction), as a director or executive officer of the Company, you are prohibited from purchasing, selling or otherwise acquiring or transferring any First M&F Stock during the Plan Blackout Period if the First M&F Stock was acquired in connection with your service or employment as a director or executive officer of the Company (the “Trading Prohibition”). The Trading Prohibition does not apply to the disposition of your First M&F Stock in connection with the merger with Renasant Corporation that will occur automatically at the time of the merger.

During the Plan Blackout Period you may not:

acquire First M&F Stock if the acquisition is in connection with service or employment as a director or executive officer of the Company; or

dispose of First M&F Stock if the disposition involves First M&F Stock acquired in connection with service or employment as a director or executive officer of the Company.

In addition, if you become a director or executive officer of Renasant Corporation or any of its subsidiaries in connection with or following the merger and, in the transaction receive Renasant Stock, those shares of Renasant Stock will be considered acquired in connection with your service or employment as a director or executive officer of the Company and subject to the Trading Prohibition to the extent that they are received in respect of First M&F Stock that was previously acquired in connection with your service or employment as a director or executive officer of the Company or any of its subsidiaries.

The Plan Blackout Period is expected to begin at 1:00 p.m. Central time on August 26, 2013 and end the week of September 9, 2013. The Trading Prohibition will begin on the same date and at the same time and will apply until the end of the Plan Blackout Period.

During the Plan Blackout Period, if you participate in the Plan, beginning August 26, 2013 at 1:00 p.m. Central time, you will not be able to make any trades of M&F Stock through your accounts under the Plan, and beginning August 30, 2013 at 1:00 p.m. Central time, you will not be able to request loans or other distributions, or to direct the investment of any of your accounts under the Plan, including making changes between the investment options.

If you have any questions regarding this notice, you should contact John Copeland, P.O. Box 520, Kosciusko, MS 39090 at 662-289-8594.